MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway, Suite 311
Freeport, NY 11520
Phone : (516) 378-1000
Fax : (516) 546-6220


December 7, 2009.



Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549



Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Microelectronics Technology Company
(the "Company"). We have read the Company's disclosure set forth in Item 4.01 Changes in Registrant's Certifying
Accountants of the Company's Current Report on Form 8-K dated December 3, 2009 (the "Current Report") and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Michael T. Studer CPA P.C.


Yours truly yours,


/s/  Michael T. Studer
     Michael T. Studer
    President